     As filed with the Securities and Exchange Commission on June 2, 1999

                                                      Registration No. 333-78291
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    _______

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      to
                                   Form S-4

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                    _______

                         PATINA OIL & GAS CORPORATION
            (Exact name of registrant as specified in its charter)

            DELAWARE                                 1311                        75-2629477
  (State or other jurisdiction           (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)         Classification Code Number)        Identification No.)

                     1625 Broadway, Denver, Colorado 80202
                         Telephone No. (303) 389-3600
    (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                               _________________

                               David J. Kornder
                                 1625 Broadway
                            Denver, Colorado 80202
                                (303) 389-3600
(Name, address, including zip code and telephone number, including area code, of agent for service)
                               _________________

                   PLEASE SEND COPIES OF COMMUNICATIONS TO:

                              J. MARK METTS, ESQ.
                            Vinson & Elkins L.L.P.
                      2300 First City Tower, 1001 Fannin
                          Houston, Texas  77002-6760
                                (713) 758-2222

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

Title of each class of          Amount to be     Proposed maximum offering     Proposed maximum aggregate     Amount of
securities to be registered     registered       price per unit                offering price/(1)(2)/         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Debt Securities/(3)/  )
Common Stock          )
Preferred Stock       )....     $150,000,000               100%                       $150,000,000                $41,700
Depositary Shares     )
Warrants              )
====================================================================================================================================

(1) We have estimated the proposed maximum aggregate offering price solely to calculate the registration fee under Rule 475(o) of the Securities Act. In no event will the aggregate initial offering price of all securities we issue exceed $150,000,000. The registered securities may be sold separately or as units of the registered securities.
(2) The amount of securities and the principal amount of debt being registered hereunder are presently indeterminable.
(3) If any debt securities are issued at an original issue discount, then the offering price of those debt securities shall be in an amount that will result in an aggregate initial offering price not to exceed $150,000,000, less the dollar amount of any registered securities previously issued.

     WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT IS EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT. OTHERWISE, THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), DETERMINES.


                   SUBJECT TO COMPLETION, DATED JUNE 2, 1999

PROSPECTUS

     [LOGO]
                         PATINA OIL & GAS CORPORATION

                                 $150,000,000

                                Debt Securities
                                 Common Stock
                                Preferred Stock
                               Depositary Shares
                                   Warrants

                           _________________________

     Throughout this prospectus we use the terms "we," "us" or "Patina" to refer to Patina Oil & Gas Corporation. We are a publicly traded, independent energy company that acquires, develops and produces oil and natural gas primarily in the Wattenberg Field of Colorado's Denver-Julesburg Basin.

     We currently have 15,925,731 shares of our common stock, 1,444,926 shares of our 7.125% preferred stock, 1,735,031 shares of our 8.50% preferred stock and 2,919,451 $12.50 warrants outstanding. Our common stock trades on the New York Stock Exchange under the symbol "POG." Our 7.125% preferred stock trades on the New York Stock Exchange under the symbol "POGPr." Our 8.50% preferred stock was privately placed and does not publicly trade. Our $12.50 warrants also trade on the New York Stock Exchange under the symbol "POGWT."

                           _________________________


     We plan to offer and issue securities under this registration statement for the following types of transactions: acquisitions, mergers, consolidations, transfers of assets; an exchange offer for our securities or the securities of another entity; or a public re-offering or resale of any of our securities acquired pursuant to this registration statement.

     We will provide you with the specific terms of any transactions involving our securities in a post-effective amendment to our S-4 shelf registration statement or a prospectus supplement. The terms of our common stock are described in this prospectus. This prospectus also describes the general terms of the debt securities, preferred stock, depositary shares and warrants we may issue. We will provide descriptions of the remaining terms of any such securities in supplements to this prospectus prior to issuing those securities.

     We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing the securities in acquisitions, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933.

     You should read this prospectus and any supplement to this prospectus carefully. In particular, read the section of this prospectus entitled "Risk Factors" on pages 2-4 to understand the risks that may be associated with the purchase of our securities. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information about us and to find our financial statements. In this section of the prospectus, we incorporate important business and financial information about us that is not included in or delivered with this prospectus.

                           _________________________


  Neither the SEC nor any state securities commission has approved or disapproved of these securities. This means that neither the SEC nor any state securities commission has passed upon the accuracy, adequacy or completeness of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is June 2, 1999.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy them be accepted prior to the time that the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to but nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               TABLE OF CONTENTS

                                                                                                           Page No.
ABOUT THIS PROSPECTUS....................................................................................         1
WHERE YOU CAN FIND MORE INFORMATION......................................................................         1
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS................................................         2
OUR COMPANY AND OUR BUSINESS.............................................................................         2
RISK FACTORS.............................................................................................         3
RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS..         5
TRANSACTION TERMS........................................................................................         5
DEBT SECURITIES..........................................................................................         6
COMMON STOCK.............................................................................................         8
PREFERRED STOCK..........................................................................................         8
DEPOSITARY SHARES........................................................................................         9
WARRANTS.................................................................................................        10
SELLING SECURITY HOLDERS.................................................................................        10
PLAN OF DISTRIBUTION.....................................................................................        11
LEGAL MATTERS............................................................................................        11
EXPERTS..................................................................................................        11

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (No. 333-78291) that we filed with the SEC using the shelf registration process. Under the shelf registration process, we may offer from time to time any combination of the securities described in this prospectus up to a total dollar amount of $150,000,000. In addition, all of the shares of common stock offered by this prospectus may, subject to certain conditions, also be offered and resold from time to time pursuant to this prospectus by the persons who receive the common stock in acquisitions. This prospectus provides you with a general description of the securities we may offer and issue and the common stock that may be offered and sold by selling security holders. Each time we offer our securities we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. Each time a selling security holder sells common stock, we will provide a prospectus supplement that contains specific information about the identity of the selling security holder and the terms of that offering, if required by applicable SEC rules and regulations. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any prospectus supplements and all additional information referenced in the next section.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on their public reference rooms. In addition, the SEC maintains a web site at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically. Our SEC filings are also available on this web site.

     The SEC allows us to incorporate by reference information we file with it into this prospectus. This procedure means that we can disclose important information to you by referring you to documents on file or to be filed with the SEC. The information we incorporate by reference is part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for SEC reports we may have filed after the date of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until all offerings under this shelf registration are completed:

  .  Annual Report on Form 10-K for the year ended December 31, 1998;
  .  Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998,
     June 30, 1998, September 30, 1998 and March 31, 1999;
  . The description of our common stock, our 7.125% preferred stock and our $12.50 warrants set forth in the Patina Oil & Gas Corporation and Gerrity Oil & Gas Corporation Proxy Statement/Prospectus dated April 2, 1996; and
  . The description of our 8.50% preferred stock set forth in the Patina Oil & Gas Corporation Proxy Statement dated September 19, 1997.

You may request this information at no cost by making a written or telephone request to:

    David J. Kornder
    Patina Oil & Gas Corporation
    1625 Broadway
    Denver, Colorado  80202
    Telephone:  (303) 389-3600

To obtain timely delivery of this information, you must request it no later than five (5) business days before the date you must make an investment decision regarding our securities.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS


     This prospectus contains statements that constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In general, any statement other than a statement of historical fact is a forward looking statement. These statements appear in a number of places in this prospectus and include statements regarding our plans, beliefs and expectations with respect to, among other things:

  . Estimates of oil and natural gas reserves and future production; . Future acquisitions;
  .  Future oil and natural gas prices;
  .  Expected future development and operating costs;
  .  Future capital expenditures;
  . Trends affecting our future financial condition or results of operation; and
  .  Our business strategy regarding future operations.

     Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:

  .  Industry conditions;
  .  Future demand for oil and natural gas;
  . Economic, political and administrative developments that impact federal, state and local departments and agencies that regulate the oil and natural gas industry ;
  .  Competitive developments in the oil and gas industry;
  .  Conditions of the capital markets;
  . Our ability to successfully acquire and efficiently integrate new properties into our exploration and development activities; and
  .  Our ability to successfully implement our Year 2000 readiness program.

     The information we set forth under the heading "Risk Factors" details these and other facts that could affect our operating results. You should carefully consider all this information before you invest.

                         OUR COMPANY AND OUR BUSINESS

     We are an independent energy company that acquires, develops, exploits and produces oil and natural gas primarily in the Wattenberg Field ("Wattenberg" or the "Field") of Colorado's Denver-Julesburg Basin. We were formed in early 1996 to hold the Wattenberg assets of Snyder Oil Corporation ("SOCO") and facilitate the acquisition of Gerrity Oil & Gas Corporation in May 1996, which owned other Wattenberg assets. At that time, SOCO owned 70% of our 20.0 million common shares. In October 1997, SOCO sold 10.9 million shares of its Patina common stock in a public offering and then we repurchased the remaining 3.0 million of our common shares owned by SOCO. We financed this transaction through the issuance of $40.0 million of 8.50% convertible preferred stock and the issuance of 160,000 of our common shares to certain institutional investors.

     We are one of the largest producers in the Wattenberg Field and currently account for over 30% of the Field's total production. The Wattenberg Field, discovered in the early 1970's, is located approximately 35 miles northeast of Denver. It stretches over portions of Adams, Boulder and Weld counties in Colorado. As of December 31, 1998, we had $351.5 million in assets and interests in 3,600 wells with net proved reserves of 372 billion cubic feet of gas equivalent having an estimated pre-tax present value of $225.1 million based on unescalated year-end prices. Approximately 77% of these reserves were natural gas and 95% of the reserve value was attributed to proved developed reserves. Our average daily production during 1998 consisted of 4,654 barrels of oil and 69,923 Mcfs of gas, or 97.8 MMcfe per day on an equivalent basis.

     Our business strategy is straightforward. We believe our sizeable asset base and cash flow, along with our low production costs and efficient operating structure, provide us with a competitive advantage in Wattenberg and other analogous basins. We believe that our operational economies of scale and solid financial condition, combined with our management team's acquisition experience, positions us to increase our reserves, production and cash flow in a cost-efficient manner through:

  .  Further development and exploitation of our Wattenberg properties;
  . Selectively pursuing consolidation and acquisition opportunities; and . The generation of grassroots drilling prospects with the potential to add significant reserves and production.

     During 1998, we expanded our properties beyond the Wattenberg Field with the acquisition of a drilling prospect of approximately 90,000 gross acres in Wyoming. Our executive offices and operating headquarters are located at 1625 Broadway, Denver, Colorado 80202 and our telephone number is (303) 389-3600.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider and evaluate all of the information relating to risk factors set forth below.

Demand for Our Oil and Gas from Our Customer Base

     We sell our oil and natural gas production to end-users, marketers and refiners and other similarly situated purchasers that have access to natural gas pipeline facilities near our properties or the ability to truck oil to local refineries or pipeline delivery points. The demand for oil and natural gas production and our ability to market it to our customers may be affected by a number of factors that are beyond our control and that we cannot accurately predict at this time. These factors include:

  .  The performance of the U.S. and world economies;
  .  Retail customers demand for oil and natural gas;
  .  The competitive position of alternative energy sources;
  . The price of our oil and natural gas production as compared to that for similar product grades from other producing basins;
  . The availability of pipeline and other transportation facilities that may make oil and natural gas production from other producing areas competitive for our customers to use; and
  . Our ability to maintain and increase our current level of production over the long term.

Fluctuations in Profitability of the Oil and Gas Industry

     The oil and natural gas industry is highly cyclical and historically has experienced severe downturns characterized by oversupply and weak demand. Many factors affect our industry, including general economic conditions, consumer preferences, personal discretionary spending levels, interest rates and the availability of credit and capital to pursue new production opportunities. We cannot guarantee that our industry will not experience sustained periods of decline in the future. Any such decline could have a material adverse affect on our business.

Competition for the Acquisition of New Properties

     The oil and natural gas industry is very competitive. Other exploration and production companies compete with us for the acquisition of new properties. Among them are some of the largest oil companies in the United States and other substantial independent oil and natural gas companies. Many of these companies have greater financial and other resources than we do. Our ability to increase our reserves in the future will depend upon our ability to select and acquire suitable oil and gas properties in this competitive environment.

Operating Risks of Oil and Natural Gas Operations

     The oil and natural gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. As customary with industry practice, we maintain insurance against some, but not all, of these hazards and risks. The occurrence of such an event or events not fully covered by insurance could have a material adverse affect on our business.

The Effect of Regulation

     Our business is heavily regulated by federal, state and local agencies. This regulation increases our cost of doing business, decreases our flexibility to respond to changes in the market and lengthens the time it may take for us to gain approval of and complete capital projects. We may be subject to substantial penalties if we fail to comply with any regulation. In particular, the Colorado Oil & Gas Conservation Commission has promulgated regulations to protect ground water, conserve soil, provide for site reclamation, ensure setbacks in urban areas, generally promote safety concerns and mandate financial assurance for companies in the industry. To date, these rules and regulations have not adversely affected us. We continue to take an active role in the development of rules and regulations that directly impact our operations. However, we cannot assure you that regulatory changes enacted by the

Colorado Oil & Gas Conservation Commission or other regulatory agencies that have jurisdiction over us will not increase our operating costs or otherwise negatively impact the results of our operations.

The Potential for Environmental Liabilities

     We are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We currently own or lease numerous properties that have been used for many years for oil and natural gas production. Although we believe that we and previous owners used operating and disposal practices that were standard in the industry at the time, hydrocarbons and other waste products may have been disposed of or released on or under the properties owned or leased by us. In connection with our most significant acquisitions, we have conducted environmental assessments and have found no instances of material environmental non-compliance or any material clean-up liabilities requiring action in the near future. However, we have not performed such environmental assessments on all of our properties. As to all of our properties, we cannot assure you that past disposal practices, including those that were state-of-the-art at the time employed, will not result in significant future environmental liabilities. In addition, we cannot assure you that in the future regulatory agencies with jurisdiction over us will not enact additional environmental regulations that will negatively affect properties we currently own or acquire in the future.

     We also operate exploration and production waste management facilities that enable us to treat, bioremediate and otherwise dispose of tank sludge and contaminated soil generated from our operations. We cannot assure you that these facilities or other commercial disposal facilities operated by third parties that we have used from time to time will not in the future give rise to environmental liabilities for which we will be responsible. The trend toward stricter standards in environmental regulation could have a significant adverse impact on our operating costs as well as our industry in general.

Hedging of Oil and Natural Gas Prices

     From time to time, we hedge a portion of our oil and natural gas production using a variety of instruments, including fixed price swaps and options and exchange-traded futures contracts and options thereon. These activities, while intended to reduce our sensitivity to changes in market prices of oil and natural gas, are subject to a number of risks including (i) our production is less than we expected; (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts, to the extent they differ from those points we typically deliver our production; or (iii) our customers or the counterparties fail to purchase or deliver the contracted quantities of oil or natural gas. Also, fixed price sales and hedging contracts limit the benefits we will realize if actual prices rise above the hedging contract prices.

Short Length of Our Operating History and Reliance on Key Personnel

     As discussed above, we were formed in 1996. We do not have a long track record of operation as an independent company. We believe we have in place efficient and effective management controls. Particularly in light of our short operating history, we cannot provide you with any assurance that our success will continue over the long term.

     By industry standards, we are a small, independent company. We depend to a large extent on the abilities and continued efforts of our executive officers and senior management. We believe we have in place a strong management team that is committed to us over the long term. However, we cannot assure you that the departure of one or more of our key personnel would not adversely affect our business.

Year 2000

     Year 2000 issues result from the inability of computer programs or computerized equipment to accurately calculate, store or use date sensitive information. The Year 2000 problem arises because computers and embedded chips in other devices use two digit rather than four digit codes. Therefore, computer devices may interpret "00" as 1900 rather than 2000. This error could result in a system failure or miscalculations causing disruptions in operations, including among other things, the failure of our operations and production equipment and interference with our ability to market our oil and natural gas.

     We have recognized the need to ensure that our internal computer systems and equipment relying on embedded chips are not adversely impacted by the Year 2000 problem. We have taken steps to identify potential areas of risk and have begun addressing these in our planning and daily operations. The total costs incurred to date in the assessment, evaluation and remediation of the Year 2000 compliance matters have been nominal and we estimate that total future third party, software and equipment costs, based upon information developed to date, will be less than $100,000. In connection with acquisitions of future properties, we may need to review and address those properties' Year 2000 readiness.

     We are currently reviewing the potential adverse impact on us of the failure of our third party service providers or vendors to address their Year 2000 issues through written inquiries. While we do not believe that any one third party service provider or vendor's failure to become Year 2000 compliant would have a material adverse affect on our business, in the aggregate the Year 2000 problem could materially and adversely affect our business because we are dependent on our third party service providers and vendors for the successful operation of our business. Although we have no reason to believe that our third party service providers and vendors will not be Year 2000 ready, at this time we have not obtained written assurance from all of our significant third parties that their systems are Year 2000 compliant. If the follow-up assessment of any significant third party responses indicates that they will not be Year 2000 compliant, we may find it necessary to develop contingency plans to minimize disruption of our business.

 RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS


                                                                   Years Ended December 31,
                                  1994                1995(a)                1996               1997(a)               1998(a)
                           ----------------    ----------------       ----------------    ---------------       ---------------

Ratio of earnings to fixed
 charges...................       2.17                0.40                   1.22              (0.06)                 0.65


Ratio of earnings to
 combined fixed charges
 and preferred stock              2.17                0.40                   1.08              (0.05)                 0.43
 dividends.................


(a)The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. Our historical earnings for the years ended December 31, 1995, 1997 and 1998 were insufficient to cover our fixed charges. The amounts of the deficiencies were $3.2 million, $16.9 million and $4.5 million, respectively, for the ratio earnings to fixed charges and $3.2 million, $20.2 million and $10.9 million, respectively, for the ratio of earnings to combined fixed charges and preferred stock dividends.

     For an explanation of the computation of these ratios, please see Exhibit
12.1 attached to this prospectus.

                               TRANSACTION TERMS

     This prospectus covers up to $150,000,000 of our securities that we may issue in connection with certain asset acquisitions, stock acquisitions, mergers, consolidations or securities exchange offers. In addition, persons who receive our securities pursuant to any of these transactions may resell those securities under the Form S-4 shelf registration statement filed with this prospectus. We expect that the terms of any transaction we engage in will be determined through negotiations with and among the persons who are interested parties in the transaction. The securities we issue for each transaction will be valued at prices reasonably related to market prices either when the transaction agreement is entered into or when we deliver the securities.

     At the time we complete a definitive agreement for any transaction described above, we will inform you of the transaction in a post-effective amendment to our S-4 shelf registration statement or by a prospectus supplement. At that time, we will disclose and describe, if applicable and available:

  .  The material terms of the transaction;
  .  Our rationale and motivation for the transaction;
  . A comparison of the percentage of outstanding shares entitled to vote on the transaction held by the directors, executive officers and affiliates of us and the company we propose to engage in the transaction with;
  . Whether we or another party to the transaction must comply with any federal or state regulatory requirements or whether any federal or state regulatory agency must approve any material aspect of the transaction;
  . Whether dissenter's rights of appraisal exist for the proposed transaction; . Pro forma financial information based on the proposed transaction;
  . Any material contracts with any other companies involved in the transaction;
  .  The tax consequences of the transaction;
  .  The accounting treatment of the transaction;
  .  The company we acquire;
  . Historical and pro forma book value, cash dividend and income (loss) per share for the company we acquire;

  . The market value of the securities of the company we acquire and the market value of our securities as of the date preceding public announcement of the transaction; and
  . An explanation of any material differences between the rights of securities holders of the company we may acquire and the rights of holders of our securities.

     In addition, we will deliver with the post-effective amendment or prospectus supplement a copy of any proposed transaction agreement, a copy of our latest 10-K and any other documents that are material to the proposed transaction.

                                DEBT SECURITIES

Description of Debt Securities

     The following are the general terms and conditions that could apply to debt securities we may issue under this Form S-4 shelf registration statement. If and when we offer debt securities, a prospectus supplement will state the particular terms and conditions that actually apply to the debt securities included under the prospectus supplement.

     The debt securities may be:

  .  Unsecured general obligations; and
  .  Either senior debt securities or subordinated debt securities.

     If we offer senior debt securities, we will issue them under a senior indenture. If we offer subordinated debt securities, we will issue them under a subordinated indenture. In this prospectus, we refer to the senior indenture and the subordinated indenture as an "Indenture" and collectively as the "Indentures." We will enter into the Indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, (the "TIA") (together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities, the "Trustee"). We will identify the Trustee for each series of debt securities in the applicable prospectus supplement. We will file the form of the indentures and any supplemental indentures from time to time by means of an exhibit to a current report on Form 8-K. These filings will be available for inspection at the corporate trust office of the Trustee, or as described above under "Where You Can Find More Information." The indentures will be subject to, and governed by, the TIA. We will execute an indenture and supplemental indenture if and when we issue any debt securities.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

     A prospectus supplement and a supplemental indenture relating to any series of debt securities we offer will include specific terms relating to such debt securities. These terms will include some or all of the following:

  .  The form and title of the debt securities;
  .  The total principal amount of the debt securities;
  . The assets, if any, that are pledged as security for the payment of the debt securities;
  . The portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;
  . Any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;
  .  The dates on which the principal of the debt securities will be payable;
  . The interest rate that the debt securities will bear and the interest payment dates for the debt securities;
  .  Any conversion or exchange provisions;
  .  Any optional redemption provisions;
  . Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;
  . Any Events of Default or covenants; and . Any other terms of the debt securities.

Provisions only in the Senior Indenture

     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The senior indenture may contain provisions that:

   . Limit our ability to put liens on our principal assets; and . Limit our ability to sell and lease back our principal assets.

     The subordinated indenture may not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

Provisions only in the Subordinated Indenture

     Subordinated Debt Securities Subordinated to Senior Debt

     The subordinated debt securities will rank junior in right of payment to all of our senior debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

     Payment Blockages

     The subordinated indenture may provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event that we fail to pay when due any amounts on any Senior Debt and in other instances specified in an indenture.

     No Limitation on Amount of Senior Debt

     The subordinated indenture may or may not limit the amount of Senior Debt that we may incur.

Modification of Indentures

     Under each indenture, generally we and the Trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a specified percentage of the outstanding holders of each series of debt affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. In addition, we and the Trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes.

Events of Default and Remedies

     "Event of Default" will be defined in an indenture.

Registration of Notes; Global Securities

     We may issue debt securities of a series in whole or part in registered, bearer, coupon or global form. A global security is a security, typically held by a depositary, that represents the beneficial interest of a number of purchasers of the security.

Book Entry, Delivery and Form

     Unless otherwise stated in any prospectus supplement, The Depositary Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

     Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

     DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

     We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

     It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

     Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

   . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or
   . We determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

     The Trustee will have duties, responsibilities and rights as specified in the indenture.

                                  COMMON STOCK


Description of Common Stock

     For a full description of our common stock, please see the documents identified in the section "Where You Can Find More Information" in this Form S-4 shelf registration statement. As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of our common stock. As of May 12, 1999, we had 15,925,731 shares of common stock issued and had reserved an additional 15,500,532 shares of common stock for issuance under our various stock and compensation incentive plans, upon conversion of our 7.125% preferred stock and 8.50% preferred stock and exercise of our $12.50 warrants. Each share of common stock is entitled to one vote in the election of directors and other matters.

                                PREFERRED STOCK


Description of Preferred Stock

     For a full description of our existing preferred stock issues, please see the documents identified in the section "Where You Can Find More Information" in this Form S-4 shelf registration statement. As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of our preferred stock. As of May 12, 1999, we had issued 1,444,926 shares of our 7.125% preferred stock and 1,735,031 shares of our 8.50% preferred stock. Our 7.125% preferred stock is convertible into common stock at $8.61 per share, or 2.9036 common shares while the 8.50% preferred stock is convertible into common stock at $9.50 per share, or 2.6316 common shares. Each preferred issue has a $25.00 per share liquidation preference, plus accrued and unpaid dividends. The holders of the 7.125% preferred stock are not generally entitled to vote, while holders of the 8.50% preferred stock are entitled to vote with the common stock, based upon the number of shares of common stock into which the shares of the 8.50% preferred stock are convertible. If we issue preferred stock under this Form S-4 shelf registration statement, we will describe the particular terms of that preferred stock in a prospectus supplement. With regard to each series of preferred stock that we may issue, those terms may include:

  .  The purchase price;
  .  The number of shares offered;
  .  The title and liquidation preference;
  .  The dividend rate;
  . The method by which dividends will be calculated and the dates on which dividends will be paid or the date from which dividends will begin to accumulate;
  .  Any redemption or sinking fund provisions;
  .  Any conversion provisions;
  .  Any voting rights; and
  . Any additional rights, preferences, privileges, limitations and restrictions.

     The preferred stock will be, when issued, fully paid and nonassessable.

     You should also refer to the certificate of designation establishing a series of preferred stock that we will file with the Secretary of State of the State of Delaware and the SEC in connection with any offering of preferred stock.

General Dividend Rights

     Any preferred stock we issue under this Form S-4 shelf registration statement will be preferred over our common stock as to the payment of dividends. The holder of shares of each series of our preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends in cash, shares of common stock or preferred stock or otherwise at the rate and on the date or dates set forth in the prospectus supplement accompanying the offer of that series of our preferred stock. Accruals of dividends will not bear interest. Unless we set forth otherwise in a prospectus supplement with respect to each series of preferred stock, the dividends of each share will be cumulative from the date of issue of the share.

Rights on Liquidation

     Any preferred stock we issue under this shelf registration will also be preferred over common stock as to asset distributions. Holders of each series of preferred stock issued under this Form S-4 shelf registration statement will be entitled to be paid upon our voluntary or involuntary liquidation, dissolution or winding up before any distribution is made to the holders of common stock. This liquidation preference may be limited to a set amount as set forth in any applicable prospectus supplement. Upon liquidation, holders of our preferred stock will not be entitled to any form of payment other than the liquidation preference attached to the preferred shares.

Redemption

     We may redeem shares of our preferred stock as set forth in any prospectus supplement accompanying any offer of our preferred stock. All shares or any series of shares of our preferred stock may be convertible into shares of our common stock or into shares of other series of our preferred stock to the extent set forth in applicable prospectus supplements.


                               DEPOSITARY SHARES

Description of Depositary Shares

     We may elect to offer fractional rather than full shares of our serial preferred stock. If we do, we will issue receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a depositary we select. At a minimum, the depositary will be a bank or trust company with a principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share, including dividend, voting, redemption, conversion and liquidation rights. If and when we issue depositary shares, we will specify the particular terms and conditions of our depositary shares and depositary agreement in a prospectus supplement. Those terms may include:

  .  Dividend and other distribution rights;
  .  Redemption rights;
  .  Voting rights;
  .  Amendment and termination of the deposit agreement;
  .  Charges of the depositary for which we will be responsible;
  .  The terms and conditions on which the depositary may resign or be removed;
     and
  .  Any other terms of the depositary shares.

                                    WARRANTS

Description of Securities Warrants

     For a full description of our existing warrants, please see the documents identified in the section "Where You Can Find More Information" in this Form S-4 shelf registration statement. As of May 12, 1999, we had 2,919,451 warrants exercisable at $12.50 per common share outstanding. These warrants expire in May 2001. Under this Form S-4 shelf registration statement, we may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock or common stock and they may be attached to or separate from any offered securities. If we issue securities warrants, we will issue them under a warrant agreement that we will enter into with a bank or trust company as warrant agent. This securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder or beneficial owner of the securities warrants. In addition to this summary and any information concerning warrants in applicable prospectus supplements, you should refer to the securities warrant agreement to understand fully the terms and conditions of any securities warrants we issue. We will file any securities warrant agreement with the SEC if we offer securities warrants under this Form S-4 shelf registration statement.

     We will describe the particular terms of any securities warrants in a prospectus supplement if and when we issue securities warrants under this Form S-4 shelf registration statement. Those terms may include:

  .  The title and price of the warrants;
  . The terms upon which the securities warrants may be exercised for the purchase of the security to which they relate;
  . The price at which the security to which the warrant relates may be purchased upon exercise;
  . The date(s) on which the right to exercise the security warrants will commence and the date on which it will expire;
  . If applicable, any U.S. federal income tax consequences applicable to the securities warrants and any other terms of the securities warrant; and
  .  Any other terms of the warrants.

     Our securities warrants will be issued in registered form only. The holder of each securities warrant will be entitled to purchase the principal amount of a security or a number of shares of that security set forth in the applicable prospectus supplement. The exercise price may be adjustable dependent upon occurrence of events as may be set forth in the prospectus supplement. If securities warrants we issue expire before they are exercised, they will become void. In the prospectus supplements, we will specify the place or places where and the manner in which securities warrants may be exercised. Prior to the exercise of our securities warrants, the holder thereof will not have any rights in the underlying securities.

                            SELLING SECURITY HOLDERS

     In general, the persons to whom we issue securities under this prospectus will be able to resell those securities in the public markets without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our securities may want to resell those securities in distributions that would require the delivery of a prospectus. This prospectus may be used for those resales. No person who receives the securities covered by this prospectus will be authorized to use this prospectus for an offer of such securities without first obtaining our written consent. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement. We will provide the information identifying any people reselling securities acquired under this prospectus and will disclose information about them and the securities they are reselling in a prospectus supplement as may then be required by the Securities Act and the rules of the SEC.

                              PLAN OF DISTRIBUTION


Issuance of Securities by Patina

     We may issue from time to time up to a total of $150,000,000 worth of (i) debt securities; (ii) common stock; (iii) preferred stock; (iv) depositary shares relating to preferred stock; and (v) warrants to purchase debt securities, common stock or preferred stock to the owners of businesses, securities and/or assets we may acquire in the future. The specific terms upon which we will issue these securities will be determined by negotiation with the owners of the businesses or assets we acquire. We expect the securities we issue in an acquisition to be reasonably related to prevailing market prices of such securities at or near the time we enter an acquisition agreement or consummate the acquisition.

Sales of Securities by Selling Security Holders

     We will not receive any of the proceeds from the resale of the securities by selling security holders. The selling security holders may resell all or a portion of the securities beneficially owned by them on any exchange or market on which the purchased securities are listed or quoted, on terms to be determined at the times of such sales. The selling security holders also may make private sales directly or through a broker. Alternatively, any of the selling security holders may offer securities purchased under this prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders.

     The specific amount of the securities being offered or sold, the names of the selling security holders, the purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Form S-4 shelf registration statement.

     To comply with state securities laws, the securities covered by this prospectus will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold at all unless they have been offered or qualified for sale in those states or any exemption from the registration or qualification requirement is available.

     The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the securities sold under this prospectus and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We and the selling security holders may agree to indemnify each other against certain liabilities arising under the Securities Act. We may pay all expenses related to the offer and sale of the securities they sell under this prospectus, other than selling commissions and fees.

                                 LEGAL MATTERS

     Vinson & Elkins L.L.P. will pass upon the validity of the securities offered under this Form S-4 shelf registration statement.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1998 and 1997 and each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the Form S-4 shelf registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

________________________________________________________________________________



                                     [LOGO]


                          PATINA OIL & GAS CORPORATION


                                  $150,000,000

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                    Warrants









                               __________________

                                   PROSPECTUS
                               __________________



________________________________________________________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding because such person is or was an officer or director of the company or is a person who is or was serving at the request of the company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of a company's Certificate of Incorporation and the Bylaws were adopted or as may be thereafter amended. Each of Article VI of our Bylaws and Article Nine of our Certificate of Incorporation expressly provide that it is not the exclusive method of indemnification.

     Article VI of our Bylaws also provides that we may maintain insurance, at our expense, to protect us and any director, officer, employee or agent of ours or of another entity against any expense, liability or loss, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or
(iv) for any transaction from which the director derived an improper personal benefit. Article Eight of our Certificate of Incorporation contains such a provision.

     We have entered into indemnification agreements with each of our officers and directors and may in the future enter into such indemnification agreements with our directors, officers, employees and agents. These indemnification agreements provide a contractual right to indemnification, to the extent permitted by law, for expenses (including attorneys' fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with any proceeding (including, to the extent permitted by law, any derivative action) to which they are, or are threatened to be made, a party by reason of their status in such positions. These indemnification agreements do not change the basic legal standards for indemnification set forth in the DGCL or in our Certificate of Incorporation. We have furthered, not limited, the general right to indemnification provided in our Certificate of Incorporation and Bylaws.

Item 21.  Exhibits.

          3.1 Certificate of Incorporation, as amended (incorporated herein by reference to the Exhibit 3.1 to Patina's Registration Statement (Registration No. 333-572)).
          3.2 Bylaws of Patina, as amended (incorporated herein by reference to Exhibit 3.3 to Patina's Registration Statement (Registration No. 333-572)).
          4.1 Amended and Restated Credit Agreement dated April 1, 1997 by and among Patina, as Borrower, and Texas Commerce Bank National Association, as Administrative Agent, and certain commercial lending institutions (incorporated herein by reference to Exhibit
               10.1.5 of Patina's Form 10-Q for the quarter ended March 31,
               1997).
        10.10 First Amendment to the Amended and Restated Credit Agreement effective May 1, 1997 by and among Patina, as Borrower, and Texas Commerce Bank National Association, as Administrative Agent, and certain commercial lending institutions (incorporated herein by reference to Exhibit 10.1.6 of Patina's Form 10-Q for the quarter ended March 31, 1997).
          4.3 Second Amendment to the Amended and Restated Credit Agreement dated as of September 15, 1997 by and among Patina and Texas Commerce Bank National Association, as Administrative Agent, NationsBank of Texas, N.A. as Documentary Agent, Wells Fargo Bank, N.A., CIBC, Inc. and Credit Lyonnais New York Branch, as Co-Agents and the financial institutions a party to the Credit Agreement (incorporated herein by reference to Exhibit 10.1.8 of Patina's Form 10-Q for the quarter ended September 30, 1997).

       4.4 Indenture dated as of June 30, 1994 among Gerrity Oil & Gas Corporation and Chemical Bank as Trustee (incorporated herein by reference to Amendment No. 1 to Registration Statement on Form S-3 filed June 10, 1994 by Gerrity Oil & Gas Corporation).
       4.5 Supplemental Indenture dated as of March 31, 1997 among Gerrity Oil & Gas Corporation, Patina and The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee (incorporated herein by reference to Exhibit 10.1.7 of Patina's Form 10-Q for the quarter ended March 31, 1997).
      *5.1  Legal Opinion of Vinson & Elkins L.L.P.
      10.1 Amended and Restated Agreement and Plan of Merger dated as of January 16, 1996 as amended and restated as of March 20, 1996 (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-4 of Patina Oil & Gas Corporation. (Registration No. 333-572)).
      10.2 Certificate of Ownership and Merger of Gerrity Oil & Gas Corporation with and into Patina, effective March 21, 1997 (incorporated herein by reference to Exhibit 4.3 of Patina's Form 10-Q for the quarter ended March 31, 1997).
      10.3 Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust, effective January 1, 1997 (incorporated herein by reference to Exhibit 10.3 of Patina's Form 10-K for the year ended, December 31, 1997).
      10.4 Deferred Compensation Plan for Selected Employees adopted by Patina effective May 1, 1996 (incorporated herein by reference to Exhibit
            10.3.1 of Patina's Form 10-K for the year ended December 31, 1996).
      10.5 Amended and Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees as adopted May 1, 1996 and amended as of September 30, 1997 (incorporated herein by reference to Exhibit 10.3.2 of Patina's Form 10-K for the year ended December 31, 1997).
      10.6 Patina Oil & Gas Corporation 1998 Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3.3 of Patina's Form 10-K for the year ended December 31, 1997).
      10.7 Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil Corporation, as Sublandlord, and Patina, as Subtenant (incorporated herein by reference to Exhibit 10.4 of Patina's Form 10-Q for the quarter ended June 30, 1996).
      10.8 Sublease Agreement dated as of October 7, 1996 by and between Gerrity Oil & Gas Corporation, as Sublandlord, and Shadownet Technologies, L.L.C. (incorporated herein by reference to Exhibit
            10.4 of Patina's Form 10-Q for the quarter ended September 30,
            1996).
      10.9 Stock Purchase Agreement dated as of July 31, 1997 by and among Patina and the Investors named therein as amended on September 19, 1997 (incorporated herein by reference to Exhibit 10.5 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     10.10 Share Repurchase Agreement dated as of July 31, 1997 by and between Patina and Snyder Oil Corporation as amended and restated on September 19, 1997 and as amended as of October 15, 1997 and amended by letter agreement dated October 21, 1997 (incorporated herein by reference to Exhibit 10.6 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     10.11 Employment Agreement dated July 31, 1997 by and between Patina and Thomas J. Edelman (incorporated herein by reference to Exhibit 10.7 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     10.12 Management Stock Purchase Agreement dated as of September 4, 1997 by and among Patina and certain Management Investors (incorporated herein by reference to Exhibit 10.8 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     10.13 Restricted Stock Agreement dated as of September 4, 1997 by and among Patina and certain Management Investors (incorporated herein by reference to Exhibit 10.9 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     10.14 Stock Purchase Agreement dated March 16, 1998 by and between Patina and Jay W. Decker (incorporated herein by reference to Exhibit 10.11 of Patina's Form 10-K for the year ended December 31, 1997).
     *12.1 Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends.
     *23.1  Consent of Arthur Andersen LLP.
      23.2  Consent of Vinson & Elkins L.L.P. (included in the opinion filed as
            Exhibit 5.1 to this Form S-4 shelf registration statement).
      24.1  Powers of Attorney of Directors and Officers of Patina Oil & Gas
            Corporation (included in signature page to this Form S-4 shelf registration statement).

___________________
  *Filed herewith.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Form S-4 shelf registration statement:

          (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Form S-4 shelf registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Form S-4 shelf registration statement;

          (iii) To include any material information with respect to the "Plan of Distribution" not previously disclosed in the Form S-4 shelf registration statement or any material change to such information in the Form S-4 shelf registration statement; provided, however, that paragraphs
     (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Patina Oil & Gas Corporation pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form S-4 shelf registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Form S-4 shelf registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Patina Oil & Gas Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Form S-4 shelf registration statement shall be deemed to be a new Form S-4 shelf registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) To supply by means of a post-effective amendment or prospective supplement all required information concerning a transaction.

     (9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (10) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to Form S-4 shelf registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 2nd day of June, 1999.

                                         PATINA OIL & GAS CORPORATION
                                         (A Delaware Corporation)


                                         By:  /s/ Thomas J. Edelman
                                              ------------------------
                                         Name:  Thomas J. Edelman
                                                ----------------------
                                         Title:  Chairman of the Board
                                                 ---------------------



     Pursuant to the requirements of the Securities Act of 1933, this Form S-4 shelf registration statement or amendment has been signed by the following persons in the capacities indicated on the dates indicated.

                  Signature                                       Title                         Date


                      *                                   Chairman of the Board             June 2, 1999
----------------------------------------------        (Principal Executive Officer)
              Thomas J. Edelman

                      *                                   President and Director            June 2, 1999
----------------------------------------------
                Jay W. Decker

              /s/ Brian J. Cree                   Director, Executive Vice President and    June 2, 1999
----------------------------------------------           Chief Operating Officer
                Brian J. Cree

             /s/ David J. Kornder               Vice President and Chief Financial Officer  June 2, 1999
----------------------------------------------
               David J. Kornder

                      *                                          Director                   June 2, 1999
----------------------------------------------
             Christopher C. Behrens

                      *                                          Director                   June 2, 1999
----------------------------------------------
                Robert J. Clark

                      *                                          Director                   June 2, 1999
----------------------------------------------
               Thomas R. Denison

                      *                                          Director                   June 2, 1999
----------------------------------------------
             Elizabeth K. Lanier

                      *                                          Director                   June 2, 1999
----------------------------------------------
             Alexander P. Lynch


* The undersigned, by signing his name hereto, does sign and execute this Pre-Effective Amendment No. 1 to Form S-4 shelf registration statement on June 2, 1999, pursuant to powers of attorney executed on behalf of the above-named officers and directors and previously filed with the Securities and Exchange Commission.

Index To Exhibits

     3.1 Certificate of Incorporation, as amended (incorporated herein by reference to the Exhibit 3.1 to Patina's Registration Statement (Registration No. 333-572)).
     3.2 Bylaws of Patina, as amended (incorporated herein by reference to Exhibit 3.3 to Patina's Registration Statement (Registration No. 333-
          572)).
     4.1 Amended and Restated Credit Agreement dated April 1, 1997 by and among Patina, as Borrower, and Texas Commerce Bank National Association, as Administrative Agent, and certain commercial lending institutions (incorporated herein by reference to Exhibit 10.1.5 of Patina's Form 10-Q for the quarter ended March 31, 1997).
     4.2 First Amendment to the Amended and Restated Credit Agreement effective May 1, 1997 by and among Patina, as Borrower, and Texas Commerce Bank National Association, as Administrative Agent, and certain commercial lending institutions (incorporated herein by reference to Exhibit 10.1.6 of Patina's Form 10-Q for the quarter ended March 31, 1997).
     4.3 Second Amendment to Amended and Restated Credit Agreement dated as of September 15, 1997 by and among Patina and Texas Commerce Bank National Association, as Administrative Agent, NationsBank of Texas, N.A. as Documentary Agent, Wells Fargo Bank, N.A., CIBC, Inc. and Credit Lyonnais New York Branch, as Co-Agents and the financial institutions a party to the Credit Agreement (incorporated herein by reference to Exhibit 10.1.8 of Patina's Form 10-Q for the quarter ended September 30, 1997).
     4.4 Indenture dated as of June 30, 1994 among Gerrity Oil & Gas Corporation and Chemical Bank as Trustee (incorporated herein by reference to Amendment No. 1 to Registration Statement on Form S-3 filed June 10, 1994 by Gerrity Oil & Gas Corporation).
     4.5  Supplemental Indenture dated as of March 31, 1997 among Gerrity Oil
          & Gas Corporation, Patina and The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee (incorporated herein by reference to
          Exhibit 10.1.7 of Patina's Form 10-Q for the quarter ended March 31,
          1997).
    *5.1  Legal Opinion of Vinson & Elkins L.L.P.
    10.1 Amended and Restated Agreement and Plan of Merger dated as of January 16, 1996 as amended and restated as of March 20, 1996 (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registration Statement on Form S-4 of Patina Oil & Gas Corporation. (Registration No. 333-572)).
    10.2 Certificate of Ownership and Merger of Gerrity Oil & Gas Corporation with and into Patina, effective March 21, 1997 (incorporated herein by reference to Exhibit 4.3 of Patina's Form 10-Q for the quarter ended March 31, 1997).
    10.3 Patina Oil & Gas Corporation Profit Sharing and Savings Plan and Trust, effective January 1, 1997 (incorporated herein by reference to Exhibit 10.3 of Patina's Form 10-K for the year ended, December 31,
          1997).
    10.4 Deferred Compensation Plan for Selected Employees adopted by Patina effective May 1, 1996 (incorporated herein by reference to Exhibit
          10.3.1 of Patina's Form 10-K for the year ended December 31, 1996).
    10.5 Amended and Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees as adopted May 1, 1996 and amended as of September 30, 1997 (incorporated herein by reference to Exhibit 10.3.2 of Patina's Form 10-K for the year ended December 31,
          1997).
    10.6 Patina Oil & Gas Corporation 1998 Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3.3 of Patina's Form 10-K for the year ended December 31, 1997).
    10.7 Sublease Agreement dated as of May 1, 1996 by and between Snyder Oil Corporation, as Sublandlord, and Patina, as Subtenant (incorporated herein by reference to Exhibit 10.4 of Patina's Form 10-Q for the quarter ended June 30, 1996).
    10.8 Sublease Agreement dated as of October 7, 1996 by and between Gerrity Oil & Gas Corporation, as Sublandlord, and Shadownet Technologies, L.L.C. (incorporated herein by reference to Exhibit 10.4 of Patina's Form 10-Q for the quarter ended September 30, 1996).
    10.9  Stock Purchase Agreement dated as of July 31, 1997 by and among
          Patina and the Investors named therein as amended on September 19, 1997 (incorporated herein by reference to Exhibit 10.5 of Patina's Form 10-Q for the quarter ended September 30, 1997).
   10.10 Share Repurchase Agreement dated as of July 31, 1997 by and between Patina and Snyder Oil Corporation as amended and restated on September 19, 1997 and as amended as of October 15, 1997 and amended by letter agreement dated October 21, 1997 (incorporated herein by reference to Exhibit 10.6 of Patina's Form 10-Q for the quarter ended September 30,
          1997).
   10.11 Employment Agreement dated July 31, 1997 by and between Patina and Thomas J. Edelman (incorporated herein by reference to Exhibit 10.7 of Patina's Form 10-Q for the quarter ended September 30, 1997).

   10.12 Management Stock Purchase Agreement dated as of September 4, 1997 by and among Patina and certain Management Investors (incorporated herein by reference to Exhibit 10.8 of Patina's Form 10-Q for the quarter ended September 30, 1997).
   10.13 Restricted Stock Agreement dated as of September 4, 1997 by and among Patina and certain Management Investors (incorporated herein by reference to Exhibit 10.9 of Patina's Form 10-Q for the quarter ended September 30, 1997).
   10.14 Stock Purchase Agreement dated March 16, 1998 by and between Patina and Jay W. Decker (incorporated herein by reference to Exhibit 10.11 of Patina's Form 10-K for the year ended December 31, 1997).
   *12.1 Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends.
   *23.1  Consent of Arthur Andersen LLP.
    23.2  Consent of Vinson & Elkins L.L.P. (included in the opinion filed as
          Exhibit 5.1 to this Form S-4 shelf registration statement).
    24.1 Powers of Attorney of Directors and Officers of Patina Oil & Gas Corporation (included in signature page to this Form S-4 shelf registration statement).

___________________
  *Filed herewith.